UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2009

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 10th Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 5, 2009, Microtune, Inc. (the “Company”) issued a press release announcing preliminary financial results for the quarter and fiscal year ended December 31, 2008 (the “Press Release”). A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Company intends to review its preliminary financial results for the quarter and fiscal year ended December 31, 2008 during a related investors’ conference call and webcast to be held on February 5, 2009 at 4:00 P.M. Central Time/5:00 P.M. Eastern Time.

To participate in the call, interested parties may dial 612-332-0107 (the pass code is “EARNINGS”). Alternatively, interested parties may also listen to the conference call on the Internet by accessing the Company’s website: www.microtune.com. A replay of the conference call will be available until February 19, 2009 on the Company’s website or by dialing 320-365-3844.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 2.02 and in the attached Exhibit 99.1 shall be deemed to be “furnished” and not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2008 Incentive Compensation Program

On February 8, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of the Company, and the Company’s Board of Directors (the “Board”), upon the Committee’s recommendation, approved a new annual incentive compensation program for fiscal 2008 (the “2008 Bonus Program”). The 2008 Bonus Program covered executive officers and certain key managers and provided for incentive compensation to be paid (to the extent any such compensation was earned) 40% in cash and 60% through the performance vesting of restricted stock unit (“RSU”) awards. The 2008 Bonus Program also provided for the payment of cash awards to certain key employees to the extent the Company met the profitability goals described in the 2008 Bonus Program. See the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 12, 2008 for a description of the 2008 Bonus Program.

For the year ended December 31, 2008, the Company recorded actual revenue of $108 million (Plan was $113 million) and pro forma net income of approximately $11 million (Plan was $15.5 million). On February 3, 2009, after reviewing the Company’s fiscal year 2008 performance and the terms of the 2008 Bonus Program, the Board determined, upon the Committee’s recommendation, the “Total Bonus Score” under the 2008 Bonus Program for the executive officers covered by the 2008 Bonus Program. Based upon this Total Bonus Score, the actual cash amounts awarded and RSU awards vested for the Company’s named executive officers and/or those subject to Section 16 of the Securities Exchange Act of 1934, as amended, for fiscal year 2008 are described below under the columns titled “Actual 2008 Award”:

Executive Officer	Position	Cash Award At		Actual 2008 Award	RSU Award At (Shares)		Actual 2008 Award
		Plan	Maximum		Plan	Maximum
James A. Fontaine	Chief Executive Officer	$70,000	$140,000	$32,287	17,500	35,000	8,071
Jeffrey A. Kupp	Chief Financial Officer	$48,000	$96,000	$22,139	12,000	24,000	5,534
Albert H. Taddiken	Chief Operating Officer	$50,000	$100,000	$23,062	12,500	25,000	5,765
Robert S. Kirk	Vice President of Worldwide Sales	$32,000	$64,000	$14,760	8,000	16,000	3,689
Barry F. Koch	Managing Director (Microtune GmbH & Co. KG)	$38,000	$76,000	$17,527	9,500	19,000	4,381
Phillip D. Peterson	General Counsel	$32,000	$64,000	$14,760	8,000	16,000	3,689

“Plan” describes the Company’s expectations regarding fiscal year 2008 financial performance at the time of the adoption of the 2008 Bonus Program.

The portion of an executive or key manager’s RSU bonus award that did not vest upon the Board’s determination was forfeited and returned to the Amended and Restated Microtune, Inc. 2000 Stock Plan (“2000 Stock Plan”). Only approximately 23% of the RSU bonus awards under the 2008 Bonus Program vested and were awarded to participating executive officers. The remaining 77% of the RSU bonus awards were forfeited and returned to the 2000 Stock Plan.

Upon the recommendation of management, the Committee and the Board of Directors have determined not to adopt an annual incentive compensation program for fiscal year 2009 based on the following factors:

•	The challenges of forecasting future financial performance in the current macroeconomic environment.

•	The desirability of limiting compensation expense, limiting stockholder dilution, and preserving cash in the current economic environment.

•

The compensation philosophy that establishing annual incentive compensation where year over year financial growth is not likely and where the Company faces potential macroeconomic challenges is not appropriate.

Notwithstanding the determination of the Board of Directors not to adopt an annual incentive compensation program for fiscal year 2009, the Company may adopt other annual incentive compensation programs in the future.

Upon the recommendation of management, the Board has also determined to freeze all management salaries.

The Board also previously determined to reduce its cash compensation effective January 1, 2009, and to convert its annual stock option awards to annual awards of a discounted number of RSU awards. This transition to RSU awards will include a proposal to amend the Microtune, Inc. 2000 Director Option Plan in the proxy statement to be filed with the Securities and Exchange Commission in connection with the 2009 annual meeting of the Company’s stockholders.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Microtune, Inc. dated February 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROTUNE, INC.

Date: February 5, 2009	By:	/s/ Jeffrey A. Kupp
Jeffrey A. Kupp
Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
99.1	Press Release of Microtune, Inc. dated February 5, 2009.